SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2012

SELECTICA, INC.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real
San Mateo, California 9440
(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensation Arrangements with Named Executive Officers.

Fiscal Year 2013 Executive Compensation Plan

On December 3, 2012, the Compensation Committee of the Board of Directors of the Selectica, Inc. (the “Company”) adopted an executive bonus program for its 2013 fiscal year by which the Company’s executives are eligible for a cash incentive bonus in amounts determined based upon a certain percentage of each executive’s base salary and the achievement of specific target metrics.  Under the program, the Company’s Chief Executive Officer is eligible for a cash incentive bonus based upon a targeted 45% of his base salary, the Company’s Chief Financial Officer is eligible for a cash incentive bonus based upon a targeted 30% of his base salary and the Company’s Chief Operating Officer, Chief Strategy Officer and Chief Commercial Officer are eligible for a cash incentive bonus in the range of 5 to 15%  of his respective base salary.  The target metrics consist of four equally weighted independent measures (CMRR, revenue, operating loss, cash).  The amount payable under the plan would be 75% of the targeted amount if 90% of the target metric are met, 100% of the targeted amount if 100% of the target metrics are met, 125% of the targeted amount if 120% of the target metrics are met and 150% of the targeted amount if 130% of the target metrics are met. Payments under the plan are to be determined and paid after the fiscal year end.

In addition, in connection with the Board of Directors’ review of executive salaries, Mr. Rainow’s annual base salary was increased from $215,000 to $230,000.

Long Term Performance Incentive Plan

The Compensation Committee of the Board of Directors of the Company also adopted a Long Term Performance Incentive Plan under which an aggregate of 420,000 restricted stock units were granted to the Company’s executives, whereby the Company’s Chief Executive Officer received a grant of 220,000 restricted stock units, and the Company’s Chief Financial Officer, Chief Strategy Officer, Chief Operating Officer and Chief Commercial Officer each received a grant of 50,000 restricted stock units.  Sixty percent of the restricted stock units vest based upon achievement of CMRR targets over a period of three years, with 50% of the amount withheld from vesting until the Company achieves profitability, and forty percent (40%) vest based upon operating profit targets over a period of three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2012
SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer